Exhibit 99.1

    News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports First Quarter 2021 Results

Meaningful Improvement in Domestic System-Wide Comparable Same-Restaurant Sales

99% of Domestic Restaurants Open

Ten New Domestic Restaurants Opened by Franchisees

Robust Recovery Continued in the First Quarter

Cash Position Remains Strong

Repaid $220 Million Drawn Against Revolving Credit Facility

GLENDALE, Calif., May 5, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the first quarter of 2021.

“Dine Brands first-quarter 2021 results demonstrate positive momentum across our company. Thanks to the strength of our brands, and the resilience and collaboration of our franchisees and team members, we have a sharper focus on digital and marketing capabilities, operational basics and a steadfast dedication to the safety of our people, guests and the communities we serve,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Mr. Peyton continued, “The restaurant renaissance is here. As we transition to a post-pandemic environment, we see continued opportunity to invest in innovation and strategic platforms, building on the strong foundation we’ve established to drive market share gains and deliver profitable growth for years to come.”

Allison Hall, interim chief financial officer and vice president, controller, added, “Dine Brands started the year in a position of strength. Our cash position remained strong, enabling us to repay the $220 million drawn against our revolving credit facility. Maintaining our financial flexibility will be a top priority as our business continues to improve.”

Domestic System-Wide Comparable Same-Restaurant Sales Performance Relative to Fiscal 2020

Domestic Same-Restaurant Sales (Fiscal Month)

	January	February	March	Q1 2021
Applebee’s	(17.9%)	(16.9%)	103.3%	11.9%

IHOP	(26.8%)	(27.5%)	81.2%	(0.9%)

Domestic Same-Restaurant Sales (Through Week Ending 5/2/21)

April 2021 - Preliminary Sales
Applebee’s	237.4%

IHOP	297.4%

•

Applebee’s year-over-year comparable same-restaurant sales increased 11.9% for the first quarter of 2021. This compares to a decrease of 10.6% for the first quarter of 2020, representing a net increase of 22.5 percentage points.

•

IHOP’s comparable same-restaurant sales decreased 0.9% for the first quarter of 2021. This compares to a decrease of 14.7% for the first quarter of 2020, representing a net increase of 13.8 percentage points.

•

Comparable same-restaurant sales for the first quarter of 2021 at both Applebee’s and IHOP improved sequentially from the fourth quarter of 2020 partially due to the continued improvement in our business conditions as state and local level governments eased restrictions on dine-in operations in some states as well as a shift in consumer behavior.

Domestic System-Wide Comparable Same-Restaurant Sales Performance Relative to Fiscal 2019

Domestic Same-Restaurant Sales (Fiscal Month)

	January	February	March	Q1 2021
Applebee’s	(15.1%)	(13.7%)	6.1%	(6.2%)

IHOP	(27.1%)	(27.9%)	(12.0%)	(21.2%)

Domestic Same-Restaurant Sales (Through Week Ending 5/2/21)

April 2021 - Preliminary Sales
Applebee’s	11.4%

IHOP	(4.7%)

Off-Premise and Dine-In Sales Growth Comparison

•	Applebee’s off-premise comparable same-restaurant sales for the first quarter of 2021 increased by 122.7%.

•	Applebee’s off-premise sales accounted for 36.7% of sales mix for the first quarter of 2021. This compares to 36.8% of sales mix for the fourth quarter of 2020.

•

Applebee’s delivery sales accounted for 14.7% of sales mix and take-out sales accounted for 22.0% of sales mix for the first quarter of 2021. This compares to delivery sales mix of 14.0% and take-out sales mix of 22.8% for the fourth quarter of 2020.

•	IHOP’s off-premise comparable same-restaurant sales for the first quarter of 2021 increased by 123.7%.

•	IHOP’s off-premise sales accounted for 33.3% of sales mix for the first quarter of 2021, unchanged from the fourth quarter of 2020.

•

IHOP’s delivery sales accounted for 16.4% of sales mix and take-out sales accounted for 16.9% of sales mix for the first quarter of 2021. This compares to delivery sales mix of 15.6% and take-out sales mix of 17.7% for the fourth quarter of 2020.

First Quarter of 2021 Summary

•

GAAP earnings per diluted share of $1.51 for the first quarter of 2021 compared to earnings per diluted share of $1.31 for the first quarter of 2020. The increase was primarily due to lower income tax expense and an increase in gross profit, partially offset by higher general and administrative expenses and an increase in closure and impairment charges. The decline in income tax expense was mainly due to the recognition of excess tax benefits on stock-based compensation primarily associated with the departure of our previous chief executive officer. The improvement in gross profit was mainly due to higher revenue from Applebee’s company-operated restaurants because of a higher average check and increased traffic for the first quarter of 2021.

•

Adjusted earnings per diluted share of $1.75 for the first quarter of 2021 compared to adjusted earnings per diluted share of $1.45 for the first quarter of 2020. The increase was primarily due to lower taxes and higher gross profit as discussed above. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the first quarter of 2021 were $39.9 million compared to $37.6 million for the first quarter of 2020. The variance was mainly due to higher personnel costs related to equity-based and other incentive compensation. These costs were partially offset by lower travel expenses.

•

Consolidated adjusted EBITDA for the first quarter of 2021 was $58.1 million. This compares to $61.7 million for the first quarter of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for the first quarter of 2021 were $30.6 million. This compares to cash flows from operating activities of $29.6 million for the first quarter of 2020. The increase was mainly due to the recognition of excess tax benefits on stock-based compensation.

•

The Company generated strong adjusted free cash flow of $30.7 million for the first quarter of 2021. This compares to adjusted free cash flow of $27.5 million for the first quarter of 2020. The improvement is primarily due to the increase in cash flows from operating activities discussed above and lower capital expenditures compared to the first quarter of 2020. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by IHOP’s domestic franchisees resulted in the opening of eight new restaurants.

•	Development activity by Applebee’s domestic franchisees resulted in the opening of two new restaurants.

Cash Position

On March 5, 2021, the Company repaid the entire $220 million drawn from its revolving credit facility. As of March 31, 2021, $3.3 million was pledged against the revolving credit facility for outstanding letters of credit.

As of March 31, 2021, the Company had $272.4 million of total cash and cash equivalents, of which $179.6 million was unrestricted cash. Excluding the $220 million the Company drew from its revolving credit facility, the Company had total cash of $236.1 million as of December 31, 2020, of which $163.4 million was unrestricted cash. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity as the recovery from the pandemic continues.

As of March 31, 2021, the Company’s leverage ratio was 7.02x.

GAAP Effective Tax Rate

Our effective tax rate for the first quarter of 2021 was -6.6% compared to 23.2% for the first quarter of 2020. The effective tax rate for the first quarter of 2021 was significantly different than the rate of the prior comparable period and the statutory federal tax rate of 21% primarily due to the recognition of excess tax benefits on stock-based compensation primarily associated with the departure of our previous chief executive officer.

Financial Performance Guidance for 2021

The Company believes that its consolidated financial results for 2021 could continue to be materially impacted by the global impact from COVID-19. Considering the uncertainty and timing of a reversal in consumer behavior due to the pandemic, the Company currently cannot provide a complete business outlook for fiscal 2021.

The projections are as of this date. The Company assumes no obligation to update or supplement this information.

•

Reiterates expectations for general and administrative expenses for 2021 to range between approximately $160 million and $170 million, including approximately $5 million of general and administrative expenses related to the Applebee’s company-owned restaurants. Expectations include non-cash stock-based compensation expense and depreciation totaling approximately $45 million, of which approximately $30 million is included in the general and administrative expense guidance cited above.

•

Revises expectations for capital expenditures, which are now projected to be approximately $19 million, inclusive of approximately $7 million related to the company restaurants segment. This compares to previous expectations of capital expenditures to be approximately $14 million, inclusive of approximately $5 million related to the company restaurants segment. This change is due to additional investments in the business.

Domestic System Reopening Update

As of March 31, 2021, out of 3,256 domestic restaurants, 3,224, or 99%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 32 were temporarily closed. This compares to as of December 31, 2020, when out 3,270 domestic restaurants, 3,211, or 98%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 59 were temporarily closed.

Applebee’s Reopening Update

As of March 31, 2021, out of 1,596 domestic Applebee’s franchise and company-operated restaurants, 1,590, or approximately 100%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 6 were temporarily closed. This compares to as December 31, 2020, when out of 1,600 domestic Applebee’s franchise and company-operated restaurants, 1,591 were open for either dine-in service or off-premise service comprised of take-out and delivery, and 9 were temporarily closed.

IHOP Reopening Update

As of March 31, 2021, out of 1,660 domestic IHOP franchise and area license restaurants, 1,634, or 98%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 26 were temporarily closed. This compares to as of December 31, 2020, when out of 1,670 domestic IHOP franchise and area license restaurants, 1,620 were open for either dine-in service or off-premise service comprised of take-out and delivery, and 50 were temporarily closed.

First Quarter of 2021 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on May 5, 2021 at 9:00 a.m. Pacific Time. To participate on the call, please dial (833) 528-0602 and enter the conference identification number 7382556. International callers, please dial (830) 221-9708 and enter the conference identification number 7382556.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific time on May 5, 2021 through 12:00 p.m. Pacific time on May 12, 2021 by dialing (855) 859-2056 and entering the conference identification number 7382556. International callers, please dial (404) 537-3406 and enter the conference identification number 7382556. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,500 restaurants combined in 17 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenues:
Franchise revenues:
Royalties, franchise fees and other	$80,091	$83,314
Advertising revenues	60,885	61,723

Total franchise revenues	140,976	145,037
Company restaurant sales	35,949	31,300
Rental revenues	26,142	29,009
Financing revenues	1,132	1,538

Total revenues	204,199	206,884

Cost of revenues:
Franchise expenses:
Advertising expenses	60,885	61,723
Bad debt (credit) expense	(1,993)	518
Other franchise expenses	6,051	7,209

Total franchise expenses	64,943	69,450
Company restaurant expenses	32,884	30,332
Rental expenses:
Interest expense from finance leases	962	1,210
Other rental expenses	19,996	21,323

Total rental expenses	20,958	22,533
Financing expenses	128	142

Total cost of revenues	118,913	122,457

Gross profit	85,286	84,427
General and administrative expenses	39,911	37,608
Interest expense, net	16,496	15,172
Closure and impairment charges (credit)	2,010	(12)
Amortization of intangible assets	2,688	2,826
Loss (gain) on disposition of assets	167	(233)

Income before income taxes	24,014	29,066
Income tax benefit (provision)	1,589	(6,738)

Net income	$25,603	$22,328

Net income available to common stockholders:
Net income	$25,603	$22,328
Less: Net income allocated to unvested participating restricted stock	(548)	(748)

Net income available to common stockholders	$25,055	$21,580

Net income available to common stockholders per share:
Basic	$1.52	$1.33

Diluted	$1.51	$1.31

Weighted average shares outstanding:
Basic	16,460	16,263

Diluted	16,630	16,470

Dividends declared per common share	$—	$0.76

Dividends paid per common share	$—	$0.69

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$179,567	$383,369
Receivables, net of allowance of $11,854 (2021) and $15,057 (2020)	107,387	121,897
Restricted cash	60,063	39,884
Prepaid gift card costs	22,581	29,080
Prepaid income taxes	6,940	6,178
Other current assets	9,171	6,098

Total current assets	385,709	586,506
Other intangible assets, net	547,098	549,671
Operating lease right-of-use assets	338,572	346,086
Goodwill	251,628	251,628
Property and equipment, net	182,661	187,977
Long-term receivables, net of allowance of $6,455 (2021) and $7,999 (2020)	51,605	54,512
Deferred rent receivable	54,713	56,449
Non-current restricted cash	32,800	32,800
Other non-current assets, net	11,503	9,316

Total assets	$1,856,289	$2,074,945

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$13,000	$13,000
Accounts payable	33,522	37,424
Gift card liability	121,814	144,159
Current maturities of operating lease obligations	70,270	69,672
Current maturities of finance lease and financing obligations	11,052	11,293
Accrued employee compensation and benefits	14,554	21,237
Accrued advertising	44,477	21,641
Deferred franchise revenue, short-term	8,990	7,682
Other accrued expenses	17,417	22,460

Total current liabilities	335,096	348,568
Long-term debt, net, less current maturities	1,271,438	1,491,996
Operating lease obligations, less current maturities	334,361	345,163
Finance lease obligations, less current maturities	66,234	69,012
Financing obligations, less current maturities	32,598	32,797
Deferred income taxes, net	70,006	78,293
Deferred franchise revenue, long-term	49,364	52,237
Other non-current liabilities	14,594	11,530

Total liabilities	2,173,691	2,429,596

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; March 31, 2021 - 25,033,181 issued, 17,142,367 outstanding; December 31, 2020 - 24,882,122 issued, 16,452,174 outstanding	250	249
Additional paid-in-capital	247,498	257,625
Accumulated deficit	(29,950)	(55,553)
Accumulated other comprehensive loss	(56)	(55)
Treasury stock, at cost; shares: March 31, 2021 - 7,890,814; December 31, 2020 - 8,429,948	(535,144)	(556,917)

Total stockholders’ deficit	(317,402)	(354,651)

Total liabilities and stockholders’ deficit	$1,856,289	$2,074,945

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net income	$25,603	$22,328
Adjustments to reconcile net income to cash flows provided by operating activities:
Non-cash closure and impairment charges (credit)	1,959	(12)
Depreciation and amortization	9,995	10,641
Non-cash stock-based compensation expense	3,094	4,038
Non-cash interest expense	712	655
Deferred income taxes	(8,267)	(10,491)
Deferred revenue	(1,565)	(1,417)
Loss (gain) on disposition of assets	167	(227)
Other	(1,580)	(1,293)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,323)	12,077
Current income tax receivables and payables	(552)	6,443
Gift card receivables and payables	(3,246)	11,693
Other current assets	(3,072)	(2,347)
Accounts payable	809	(12,748)
Accrued employee compensation and benefits	(6,968)	(12,190)
Accrued advertising expenses	22,836	(4,719)
Other current liabilities	(5,037)	7,214

Cash flows provided by operating activities	30,565	29,645

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	4,651	5,544
Net additions to property and equipment	(2,357)	(5,084)
Proceeds from sale of property and equipment	946	6
Additions to long-term receivables	—	(1,511)
Other	(110)	(195)

Cash flows provided by (used in) investing activities	3,130	(1,240)

Cash flows from financing activities:
Repayment of long-term debt	(3,250)	—
Borrowing from revolving credit facility	—	220,000
Repayment of revolving credit facility	(220,000)	—
Dividends paid on common stock	—	(11,451)
Repurchase of common stock	—	(29,853)
Principal payments on finance lease obligations	(2,621)	(2,981)
Proceeds from stock options exercised	19,484	20,524
Tax payments for restricted stock upon vesting	(1,220)	(2,000)
Tax payments for share settlement of restricted stock units	(9,711)	—

Cash flows (used in) provided by financing activities	(217,318)	194,239

Net change in cash, cash equivalents and restricted cash	(183,623)	222,644
Cash, cash equivalents and restricted cash at beginning of period	456,053	172,475

Cash, cash equivalents and restricted cash at end of period	$272,430	$395,119

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 31,
	2021	2020
Net income available to common stockholders, as reported	$25,055	$21,580
Closure and impairment charges (credit)	2,010	(12)
Amortization of intangible assets	2,688	2,826
Non-cash interest expense	712	655
Loss (gain) on disposition of assets	167	(233)
Net income tax provision for above adjustments	(1,506)	(809)
Net income allocated to unvested participating restricted stock	(88)	(83)

Net income available to common stockholders, as adjusted	$29,038	$23,924

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share, as reported	$1.51	$1.31
Closure and impairment charges (credit)	0.09	(0.00)
Amortization of intangible assets	0.12	0.13
Non-cash interest expense	0.03	0.03
Loss (gain) on disposition of assets	0.01	(0.01)
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.75	$1.45

Numerator for basic EPS - income available to common stockholders, as adjusted	$29,038	$23,924
Effect of unvested participating restricted stock using the two-class method	7	5

Numerator for diluted EPS - income available to common stockholders, as adjusted	$29,045	$23,929

Denominator for basic EPS - weighted-average shares	16,460	16,263
Dilutive effect of stock options	170	207

Denominator for diluted EPS - weighted-average shares	16,630	16,470

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Cash flows provided by operating activities	$30.6	$29.6
Receipts from notes and equipment contracts receivable	2.5	3.0
Net additions to property and equipment	(2.4)	(5.1)

Adjusted free cash flow	30.7	27.5
Dividends paid on common stock	—	(11.5)
Repurchase of common stock	—	(29.9)

	$30.7	$(13.9)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended
	March 31,
	2021	2020

Net income, as reported	$25,603	$22,328
Closure and impairment charges (credit)	2,010	(12)
Interest charges on finance leases	1,464	1,723
All other interest charges	17,244	16,242
Income tax (benefit) provision	(1,589)	6,738
Depreciation and amortization	9,987	10,641
Non-cash stock-based compensation	3,097	4,037
Loss (gain) on disposition of assets	167	(233)
Other	134	219

Adjusted EBITDA	$58,117	$61,683

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three months ended March 31, 2021 and 2020, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended
	March 31,
	2021	2020

Applebee’s
Effective Restaurants(a)

Franchise	1,628	1,697
Company	69	69

Total	1,697	1,766

System-wide(b)

Domestic sales percentage change(c)	1.2%	(12.1)%
Domestic same-restaurant sales percentage change(d)	11.9%	(10.6)%

Franchise(b)

Domestic sales percentage change(c)	0.7%	(12.1)%
Domestic same-restaurant sales percentage change(d)	11.5%	(10.6)%
Average weekly domestic unit sales (in thousands)	$46.8	$44.6

IHOP
Effective Restaurants(a)

Franchise	1,563	1,660
Area license	157	161

Total	1,720	1,821

System-wide(b)

Sales percentage change(c)	(12.1)%	(14.2)%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	(0.9)%	(14.7)%

Franchise(b)

Sales percentage change(c)	(12.9)%	(14.3)%
Domestic same-restaurant sales percentage change(d)	(1.9)%	(14.7)%
Average weekly unit sales (in thousands)	$29.4	$31.7

Area License (b)

Sales percentage change(c)	(3.7)%	(13.8)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three months ended March 31, 2021 and 2020 and sales by company-operated restaurants were as follows:

	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$924.7	$918.2
Applebee’s company-operated restaurants	35.9	31.3
IHOP franchise restaurant sales	596.7	684.8
IHOP area license restaurant sales	61.7	64.0

Total	$1,619.0	$1,698.3

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,640	1,718
Company restaurants	69	69

Total Applebee’s restaurants, beginning of period	1,709	1,787

Franchise restaurants opened:
Domestic	2	—

Total franchise restaurants opened	2	—

Franchise restaurants permanently closed:
Domestic	(4)	(8)
International	(2)	(4)

Total franchise restaurants permanently closed	(6)	(12)

Net franchise restaurant reduction	(4)	(12)

Summary - end of period:
Franchise	1,636	1,706
Company	69	69

Total Applebee’s restaurants, end of period	1,705	1,775

Domestic	1,596	1,657
International	109	118

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,611	1,680
Area license	158	161
Company	3	—

Total IHOP restaurants, beginning of period	1,772	1,841

Franchise/area license restaurants opened:
Domestic franchise	8	6
Domestic area license	—	1
International franchise	—	2

Total franchise/area license restaurants opened	8	9

Franchise/area license restaurants permanently closed:
Domestic franchise	(16)	(6)
Domestic area license	(2)	(2)
International franchise	(9)	(2)

Total franchise/area license restaurants permanently closed	(27)	(10)

Net franchise/area license restaurant (reduction) addition	(19)	(1)
Franchise restaurants reacquired by the Company	(1)	—

Net franchise/area license restaurant decrease	(20)	(1)

Summary - end of period
Franchise	1,593	1,680
Area license	156	160
Company	4	—

Total IHOP restaurants, end of period	1,753	1,840

Domestic	1,660	1,709
International	93	131

The restaurant counts and activity presented above do not include three domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders) and two international IHOP ghost kitchens.